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                                 AMENDED AND RESTATED
                         EMPLOYMENT AND SETTLEMENT AGREEMENT

     This Amended and Restated Employment and Settlement Agreement ("Agreement") is made and entered into by and between Electronic Transmission Corporation, a Delaware corporation ("ETC"), and L. Cade Havard, an individual residing in Dallas, Dallas County, Texas ("Mr. Havard") and shall be deemed effective as of December 17, 1997 (the "Effective Date").

                                   R E C I T A L S

     WHEREAS, ETC and Mr. Havard entered into that certain Employment and Settlement Agreement dated effective as of April 1, 1997 (the "Original Agreement") for the purpose of setting forth the terms and conditions pursuant to which Mr. Havard would be retained as an employee of ETC;

     WHEREAS, the parties hereto desire to amend and restate the Original Agreement for the purpose of modifying the terms and conditions pursuant to which Mr. Havard will serve as an employee of ETC; and

     WHEREAS, the parties hereto hereby agree that the below provisions supercede all rights and obligations of the parties under the Original Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree that the Original Agreement shall be amended and restated in its entirety as follows:

                                  A G R E E M E N T

     1. EMPLOYMENT. ETC hereby employs Mr. Havard, and Mr. Havard hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

     2. DUTIES OF MR. HAVARD. Mr. Havard shall serve in the capacity of President and Chief Executive Officer of ETC, subject at all times to the terms and conditions hereof and to the ultimate control and direction of the Board of Directors of ETC. In that capacity, Mr. Havard shall have responsibility for assisting in developing and administering the business of ETC for the long-term benefit of its stockholders, and in accordance with industry standards. During the term of this Agreement, Mr. Havard shall devote his entire business time and efforts to the performance of the duties and responsibilities contained in this Agreement.

     3. COMPENSATION. As compensation for the services to be rendered to ETC in the capacities set forth above, ETC shall pay to Mr. Havard a base salary (the "Base Salary") at a rate of one hundred twenty thousand and no/100 dollars ($120,000.00) per year payable in accordance with ETC's established payroll procedures. On or before January 31, 1998, Mr. Havard shall


AMENDED AND RESTATED EMPLOYMENT AND SETTLEMENT AGREEMENT - Page 1

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receive a cash payment equal to the entire balance of all deferred compensation (the "Deferred Compensation") owed to him under this Agreement, if any, and under the employment agreement, dated January 2, 1995, which amount will not exceed $67,132.37 as of the Effective Date.

     4. BENEFITS. During the term hereof, Mr. Havard shall be entitled to participate in all benefit plans, including stock option plans, provided by ETC on the same basis as other ETC officers and will additionally receive free medical insurance. ETC reserves the right to unilaterally modify, amend or terminate any such plans and programs at any time and from time to time during the term of this Agreement. Mr. Havard shall be entitled to six weeks of paid vacation time each year and will be provided with a monthly car allowance of $750.00. Mr. Havard may perform all of his duties while living in Dallas, Texas and may not be relocated against his will.

     5. REIMBURSEMENT OF EXPENSES. ETC shall reimburse Mr. Havard for all expenses actually incurred by him in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Mr. Havard upon appropriate documentation of such expenditures in accordance with ETC policies.

     6. TERM. The term of this Agreement shall be for the period commencing on the date first above written and terminating three (3) years thereafter, subject to earlier termination as provided in Section 7. The term of this Agreement may be extended, by mutual written consent of ETC and Mr. Havard. Mr. Havard may terminate this Agreement at any time without penalty.

     7. TERMINATION. This Agreement and Mr. Havard's employment hereunder shall terminate in the event of Mr. Havard's death, with Mr. Havard's heirs or estate being solely entitled to any accrued but unpaid salary and bonus compensation. If ETC should choose to terminate this Agreement without cause or if this Agreement is terminated due to the permanent disability of Mr. Havard (as determined by the ETC Board of Directors), Mr. Havard shall be entitled to receive two years Base Salary as full and final satisfaction of ETC's obligations hereunder. This Agreement and Mr. Havard's employment hereunder may be terminated by ETC "for cause" at any time the ETC Board of Directors determines, in the exercise of its good faith judgment, that Mr. Havard has been convicted of a felony or has engaged in gross malfeasance or willful misconduct in performing his duties hereunder and that his continued employment by ETC no longer is in the best interests of ETC, with Mr. Havard being solely entitled to receive any accrued but unpaid salary and bonus compensation.

     8. NONCOMPETITION FOR EXISTING CLIENTS AFTER TERM. Mr. Havard agrees, for a period of two years after the expiration of the term hereof, not to solicit, on his own behalf or on behalf of any future employer or other entity, any business of the same or similar nature to any business conducted by ETC or any subsidiary or affiliate during the term hereof, from any entity with which ETC did business, during the term hereof. The parties recognize that this covenant not to compete for specified customers for a limited time period is an integral part of this Agreement and that ETC would not enter into this Agreement, or would do so only on the basis of decreased compensation to Mr. Havard, without this covenant.


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     9.   NONDISCLOSURE OF INFORMATION AND TRADE SECRETS.  During his employment hereunder and thereafter, Mr. Havard will not disclose to any person or entity not directly connected with ETC, or use for his own benefit, any of the trade secrets, financial information, systems, records or business methods (collectively, the "Confidential Information") of ETC or its subsidiaries or affiliates, or any of the business relationships between ETC or its subsidiaries or affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Mr. Havard's performance of his duties hereunder. For purposes of this Agreement, Confidential Information shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by Mr. Havard) or any information of a type not otherwise considered confidential by persons engaged in the same or similar business or businesses to that conducted by ETC or any subsidiary or affiliate. Mr. Havard will also execute an Employee Non-Disclosure Agreement. The provisions of this Section 9 shall survive and shall be enforceable beyond the term of this Agreement.

     10. NOTICES. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

          If to ETC:          Electronic Transmission Corporation
                              5025 Arapaho Road, Suite 515
                              Dallas, Texas 75248
                              Attention: Mr. W. Mack Goforth, Chief Financial
                               Officer

          If to Mr. Havard:   Mr. L. Cade Havard
                              6215 Glendora
                              Dallas, Texas 75230

     11. ENTIRE AGREEMENT, COUNTERPARTS, GOVERNING LAW. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements or agreements of the parties, and may be amended, supplemented or waived in whole or in part only by an instrument in writing executed by the parties hereto, save and except for any Non-Disclosure, Non-Compete Agreement which may be in effect between the parties. However, this Agreement and the provisions hereof are subject to amendment or modification to comply with any requirements of duly appointed regulatory bodies. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns. The invalidity or unenforceability of any provision or provisions in this Agreement shall not effect the validity or enforceability of any other provisions in this Agreement, which shall remain in full force and effect. The headings herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.


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     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its authorized representatives, on and effective as of the Effective Date.

                                   ELECTRONIC TRANSMISSION CORPORATION


                                   By:        /s/ W. Mack Goforth
                                      ----------------------------------------
                                      W. Mack Goforth, Chief Financial Officer


                                   MR. HAVARD


                                              /s/ L. Cade Havard
                                   -------------------------------------------
                                   L. Cade Havard










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